INVESTMENT BANKING AGREEMENT

This Agreement is made on the 13th day of May 1999, by and between Internet Finance.com, Inc. (hereafter referred to as IF.COM) who's offices are located at 380 Foam Street, Suite 210, Monterey, California 93940 and Trading Solutions.com, Inc. (hereafter referred to as TS.COM) who's address is 380 Foam Street, Suite 210, Monterey, California 93940.

IF.COM's management and staff have a background in investment banking, corporate finance, bridge -loans, sales and marketing and is willing to provide services to TS.COM based on this background. TS.COM desires to have services provided by IF.COM.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on the date of this agreement IF.COM will provide the following services, (collectively the "Services"):

     Assist in the formation of the proposed corporation, including assistance in all state and federal filings as well as all state and federal filings that might be necessary for the proposed Private Placement Offering.

     Assist in the formulation and production of a business plan which shall include the development of pro forma statements, break even analysis, spreadsheets, graphs, charts and cost projections.

     Produce an investor  presentation  package to include tools that range from
          presentation  folders  to  the  most  sophisticated   audiovisual  and
          interactive computer technologies.

     Prepare a Private Placement Offering Memorandum (in accordance with federal exemption from registration in reliance upon the exemption from registration provided by Section 4(2) of "The Act" and Regulation D promulgated pursuant to Section 3(b) of "The Act") allowing the company to raise additional capital (as outlined in Schedule A).

     Act in the capacity as TS.COM's "Investment Banker" and assisting in the placement of the companies securities to raise the money needed for IF.COM to follow-Ahrough with their business plan.

     Give professional   advice  and   assistance  in  the  areas  of  corporate
          structure,   corporate  finance,   management  structure,   time  line
          projections, future funding and marketing.

2. OTHER SERVICES. TS.COM has agreed for IF.COM to buy 1,200,000 shares of founders stock at $.01 per share. TS.COM has also agreed to repay the bridge loan within the 6 month time frame of $3,000 + interest due. TS.COM has agreed to allow IF.COM to name one board member at any time that it may be needed. TS.COM has agreed to allow IF.COM to receive any options that may be issued to them.

3. PERFORMANCE OF SERVICES. The manner in which the services are to be performed and the specific hours to be worked by IF.COM shall be determined by IF.COM. TS.COM will rely on IFCOM to work as many hours as reasonably necessary to fulfill IF.COM's obligations under this Agreement.

4. PAYMENT. TS.COM will pay a fee to IFCOM in the amount of $22,000.00

S. FINDERS FEE. Trading Solutions. com, Inc. will pay to Robert A. Strahl a finders fee of $1,000.00 per month for the first $499,000.00 raised. He will then be paid $4,000.00 per month, which will be accumulative from the beginning after raising $500,000.00 or more.

6. EXPENSES. IFCOM shall be entitled to reimbursement from TS.COM for all reasonable "out-of-pocket" expenses including, but not limited to: travel, meals, postage, copying and phone.

6.   TERM/TERMINATION.   This  Agreement  shall  automatically   terminate  upon
consultant's completion of the services required by this Agreement.

7. RELATIONSHIP OF PARTIES. It is understood by both parties that IF.COM is an independent contractor with respect to TS.COM and not an employee of TS.COM. TS.COM will not provide fringe benefits for the benefit of IF.COM This includes health insurance benefits, paid vacation or any other employee benefit.

S. CONFIDENTIALITY. IFCOM recognizes that has and will have the following information and or trade secrets including, but not limited to: inventions, apparatus, future plans, business affairs, process information, customer lists, product design information and other proprietary information (collectively,' "Information") which are valuable, special and unique assets of IFCOM agrees that IF.COM will not at any time or in any manner, either directly or indirectly, use any information for IFCOM's own benefit or will IRCOM divulge, disclose or communicate in any manner, any information to any third party without the prior written consent of TS.COM. IF.COM win protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

9. RETURN OF RECORDS. Upon termination of this Agreement, IF.COM shall return all records, notes, data, memorandum, models and equipment of any nature that are in IF.COM's possession or under IF.COM's control that are property or relate to's business.

10. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, and addressed as follows:

Internet Finance.com, Inc.
380 Foam Street, Suite 2 10
Monterey, CA 93940

Trading Solutions.com, Inc.
380 Foam Street, Suite 2 10
Monterey, CA 93940

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of both parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements made between the parties.

12. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.


TRADING SOLUTIONS.COM, INC.

By:/s/ Natalie Shahvaran
------------------------
Natalie Shahvaran, President


INTERNET FINANCE.COM, INC.

By:/s/ Robert A. Strahl
-----------------------
Robert A. Strahl, President